Exhibit 9.8

[FORM OF AMENDMENT TO DIRECTOR SHAREHOLDER’S AGREEMENT]

THIS AMENDMENT TO SHAREHOLDER’S AGREEMENT, dated as of this          day of                     , 2007, is by and among Deltek, Inc., a Delaware corporation (the “Company”), [Director] (the “Shareholder”) and New Mountain Partners II, L.P. (“NMP”), New Mountain Affiliated Investors II, L.P., (“NMAI”) and Allegheny New Mountain Partners, L.P. (together with NMP and NMAI, the “NMP Entities”).

WHEREAS, the Company, the Shareholder and the NMP Entities (but solely with respect to Sections 2.2 and 2.3 thereof) are parties to that certain Shareholder’s Agreement, dated as of June 2, 2006 (the “Agreement”);

WHEREAS, Section 5.8 of the Agreement provides that any provision in the Agreement may be amended by written agreement signed by the Company, the Shareholder and the NMP Entities;

WHEREAS, the Company has adopted the Deltek, Inc. 2007 Stock Incentive and Award Plan (the “2007 Plan”); and

WHEREAS, the Company, the Shareholder and the NMP Entities intend hereby to amend the Agreement to provide that the shares of Common Stock received by the Shareholder pursuant to awards granted under the 2007 Plan shall not be subject to the Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Section 1.6 of the Agreement is hereby amended and restated in its entirety as follows:

“‘Common Stock’ shall mean the common stock, par value $0.001 per share, of the Company held by the Shareholder immediately prior to the effective date of the Company’s registration statement on Form S-1 (No. 333-142737) (the “S-1 Effective Date”) and common stock acquired by the Shareholder before or after the S-1 Effective Date upon exercise of any stock option granted to the Shareholder by the Company pursuant to an employee benefit plan. There shall be included within the term Common Stock any common stock hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Company which may be issued after the date hereof in respect of, or in exchange for, shares of Common Stock pursuant to a Capital Transaction or otherwise. Notwithstanding the foregoing definition, following the S-1 Effective Date, the term Common Stock shall no longer include common stock acquired by the Shareholder pursuant to the Deltek, Inc. 2007 Stock Incentive and Award Plan (the “2007 Plan”), including upon exercise of any stock option granted under the 2007 Plan (the “Excluded Securities”).”

2. Section 1.8 of the Agreement is hereby amended and restated in its entirety as follows:

“‘Convertible Securities’ shall mean any option to acquire Common Stock, or any other equity security (as defined in Rule 3a11-1 of the Securities Exchange Act of 1934, as amended) by which Common Stock may be acquired, but excluding, from and after the S-1 Effective Date, the Excluded Securities or any other equity security received by the Shareholder in respect of the Excluded Securities.”

3. Except as amended hereby, the Agreement shall remain in full force and effect.

4. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

5. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, this Amendment has been executed by the undersigned, thereunto duly authorized, effective as of                     , 2007.

DELTEK, INC.

By:
Name:
Title:

SHAREHOLDER

[Director]

NEW MOUNTAIN PARTNERS II, L.P.

By:	New Mountain Investments, L.L.C.
its general partner

By:
Name:
Title:

NEW MOUNTAIN AFFILIATED INVESTORS II, L.P.

By:	New Mountain Investments II, L.L.C. its general partner

By:
Name:
Title:

ALLEGHENY NEW MOUNTAIN PARTNERS, L.P.

By:	New Mountain Investments II, L.L.C. its general partner

By:
Name:
Title: